Exhibit 10.3

Summary Sheet of Non-Employee Director Compensation

(Effective May 10, 2007)

1.	Annual Cash Retainer: $30,000

2.	Annual Deferred Stock Unit Award: $55,000 value

3.	Meeting Fees:

	• Board	$2,500 ($750 if attendance is by telephone)

	• Committee	$2,500 ($750 if attendance is by telephone)

4.	Committee Chairperson Annual Retainer:

	• Audit Committee Chairperson	$20,000

	• Other Committee Chairpersons	$10,000

5.	Lead Director Annual Retainer:	$20,000

6.	Reimbursement: All Directors, regardless of whether they are employees of the Company, receive reimbursement for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors, or any of its Committees.